Exhibit 99.1

CONSENT OF RICHARD ATTERBURY

Draper Oakwood Technology Acquisition, Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

September 11, 2017	/s/ RICHARD ATTERBURY
RICHARD ATTERBURY